EXHIBIT 99

UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592

United Community Financial Corp. Announces
Increased Earnings for Fourth Quarter 2004

YOUNGSTOWN, Ohio (January 26, 2005) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $7.2 million, or $0.24 per diluted share, for the quarter ended December 31, 2004, compared to $5.1 million, or $0.17 per diluted share, for the quarter ended December 31, 2003. Annualized return on average equity for the fourth quarter of 2004 was 11.49% versus 7.34% for the same period in 2003.

For the twelve months ended December 31, 2004, net income was $17.9 million, or $0.60 per diluted share, compared with $22.9 million, or $0.72 per diluted share, for the twelve months ended December 31, 2003. Return on average equity for the year was 7.01%, as compared to 8.27% in the prior year.

Chairman and Chief Executive Officer Douglas M. McKay commented, “We are pleased with the results of the fourth quarter, with net income increasing approximately $2.0 million from last year. Aside from the impairment charges that affected us in the third quarter, 2004 was a positive year for us. As we begin 2005, we believe that those issues are being adequately addressed and we are starting the new year with optimism.”

Fourth Quarter Results

Net interest income totaled $18.4 million for the fourth quarter of 2004 compared to $17.2 million for the fourth quarter of 2003. This increase was the result of a 13.9% increase in average interest earning assets, offset by lower yields received on these assets. Growth in average loans continues to drive the increase in average interest earning assets, as average loans increased $238.8 million, or 15.4%, over the fourth quarter of 2003.

The net interest margin for the fourth quarter of 2004 was 3.47% compared to 3.70% for the same period a year ago. The compression in the Company’s margin was due to the flattening of the yield curve in 2004 as longer term interest rates did not increase in tandem with increases in the federal funds rate.

The provision for loan losses decreased $1.9 million for the three months ended December 31, 2004, compared to the same period in 2003. The decrease was a result of a continuing evaluation of the level of collateral securing delinquent one-to-four family residential mortgage loans. Additionally, specific reserves assigned to certain commercial loans were deemed to be no longer necessary because of improved credit quality and adequate collateral coverage.

Total non-interest income decreased $964,000 to $8.4 million for the three months ended December 31, 2004, compared to $9.4 million for the same period in 2003. During the fourth quarter of 2004, Home Savings recorded an other-than-temporary charge for the impairment of Fannie Mae preferred stock, held in the available for sale portfolio, of $1.4 million. The Company is taking the charge because the market value of the stock has declined significantly in the fourth quarter, following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. The Company concluded that these events made the likelihood of future price appreciation less certain in the near term and would extend the time period for a recovery of the Company’s investment cost beyond previous estimates. Partially offsetting the impairment charge were increases in brokerage commissions, service fees and other charges.

Year to Date Results

Net income for the twelve months ended December 31, 2004, decreased $5.1 million from the same period in 2003. An increase in net interest income of $1.7 million was more than offset by a decrease in non-interest income of $4.7 million and an increase in the provision for loan losses of $6.2 million.

The $1.7 million increase in net interest income was a result of a $1.8 million increase in interest income offset by an increase in interest expense of only $126,000. The positive change in interest income is a result of an increase in the average balance of interest-earning assets of $157.6 million, offset by a 38 basis point decrease in yield on those assets. As the Company shifted funds from securities to loans during the year, the average balance of securities dropped $47.6 million while the average balance of net loans increased $231.6 million. Interest expense moderately increased $126,000 primarily as a result of an increase of $154.8 million in average total interest bearing liabilities offset by a 21 basis point reduction in the cost of total interest bearing liabilities. The net interest margin for the year was 3.60% compared to 3.81% for the same period in 2003.

The provision for loan losses increased $6.2 million for the twelve months ended December 31, 2004, compared to the year ended December 31, 2003. The increased provision is largely attributable to impairment charges aggregating $8.4 million that were incurred in the third quarter. As previously disclosed, the impairment charges relate to two loans made to a boat dealer and to a number of loans to purchasers of boats from that dealer.

Non-interest income for the year decreased $4.7 million as a result of a reduction in gains on loans sold of $8.5 million and a reduction in gains on trading securities of $857,000 along with the write-down of the Fannie Mae preferred stock of $1.4 million discussed above. This decrease was offset partially by increases in service fees and other charges of $3.4 million and brokerage commissions of $2.3 million.

Non-interest expense for the year decreased $738,000 as a result of decreases in salary and employee benefit expense of $437,000, equipment and data processing of $373,000, advertising in the amount of $379,000 and amortization of the core deposit intangible of $415,000. These decreases were offset by an increase in other non-interest expenses of $457,000. The Company continues to place a high priority on expense control.

The provision for income tax decreased $3.5 million during the year ended December 31, 2004 compared to the same period in 2003 as a result of lower pretax income and a lower effective tax rate in 2004 than in 2003. The effective tax rate at December 31, 2004, was 33.8% as compared to 35.4% for the same period in 2003.

Financial Condition

United Community’s return on average assets and return on average equity were 0.83% and 7.01%, respectively, for the twelve months ended December 31, 2004. The returns on average assets and average equity were 1.27% and 11.49%, respectively, for the three months ended December 31, 2004.

Total assets increased by $214.0 million, or 10.3%, to $2.3 billion at December 31, 2004, compared to December 31, 2003. The net change in assets was a result of increases of $239.5 million in net loans, $21.4 million in loans held for sale, $16.7 million in trading securities and $3.3 million in other assets, offset by decreases of $40.9 million in cash and cash equivalents and $29.1 million in available for sale securities. Total liabilities increased $241.4 million primarily as a result of a $77.7 million increase in interest bearing deposits, a $21.5 million increase in non-interest bearing deposits and a $145.0 million increase in borrowings.

Net loans increased $239.5 million, or 15.2%, from December 31, 2003 to December 31, 2004. Home Savings had increases of $94.4 million in real estate loans, $76.0 million in construction loans, $48.9 million in consumer loans and $20.0 million in commercial loans. The allowance for loan losses increased $766,000 at December 31, 2004 to $15.9 million from $15.1 million at December 31, 2003. The allowance for loan losses is monitored closely and may be increased or decreased depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries and incurred risk in the portfolios. The allowance for loan losses as a percentage of total loans was 0.87% at December 31, 2004, compared to 0.96% at December 31, 2003.

The increase in borrowed funds was due primarily to an increase in short-term borrowings of $116.4 million from December 31, 2003 to December 31, 2004. These funds were used to fund loan growth in excess of deposit growth and to complete the self-tender offer during the first quarter of 2004.

Total shareholders’ equity decreased $27.5 million from December 31, 2003 to December 31, 2004, largely due to the self-tender offer. Tangible book value and book value as of December 31, 2004, were $6.92 and $8.09 per share, respectively. For the period ending December 31, 2003, tangible book value and book value were $7.11 and $8.21 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 36 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community’s web site: www.ucfconline.com.

###

     When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	December 31, 2004	December 31, 2003
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$40,281	$81,155
Securities	230,720	243,125
Federal Home Loan Bank stock, at cost	22,842	21,924
Loans held for sale	59,099	37,715
Loans:
Real estate	1,147,261	1,051,850
Construction	348,423	272,423
Consumer	267,646	218,762
Commercial	68,523	48,570
Allowance for loan losses	(15,877)	(15,111)
Real estate owned	1,682	1,299
Goodwill	33,593	33,593
Core deposit intangible	2,887	3,787
Cash surrender value of life insurance	21,406	20,496
Other assets	59,302	54,245

Total assets	$2,287,788	$2,073,833

LIABILITIES
Deposits
Interest-bearing	$1,437,987	$1,360,256
Noninterest-bearing	84,965	63,442
Other borrowed funds
Short-term	275,583	159,135
Long-term	207,920	179,328
Other liabilities	28,981	31,836

Total liabilities	2,035,436	1,793,997

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at December 31, 2004	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 and 37,804,457 issued, respectively	142,337	139,526
Retained earnings	193,690	185,495
Other comprehensive income	1,063	1,124
Unearned compensation	(14,930)	(16,752)
Treasury stock, at cost; 6,602,477 and 3,718,542 shares, respectively	(69,808)	(29,557)

Total shareholders’ equity	252,352	279,836

Total liabilities and shareholders’ equity	$2,287,788	$2,073,833

Book value per share	$8.09	$8.21
Tangible book value per share	$6.92	$7.11

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$29,741	$26,573	$113,441	$111,663
Interest expense	11,326	9,328	40,378	40,252

Net interest income	18,415	17,245	73,063	71,411

Provision for loan losses	(1,684)	210	9,370	3,179
Noninterest income:
Brokerage commissions	4,641	3,913	17,189	14,925
Service fees and other charges	3,138	2,716	11,780	8,382
Underwriting and investment banking	227	502	1,029	1,528
Net gains (losses):
Loans sold	696	818	3,192	11,707
Securities	(1,045)	757	1	1,689
Other	(21)	(61)	(43)	(105)
Other income:	798	753	2,961	2,719

Total noninterest income	8,434	9,398	36,109	40,845

Noninterest expense:
Salaries and employee benefits	11,028	11,993	46,074	46,511
Occupancy	999	945	3,757	3,658
Equipment and data processing	2,275	2,240	9,086	9,459
Amortization of core deposit intangible	200	278	900	1,314
Other noninterest expense	3,330	2,863	13,017	12,630

Total noninterest expense	17,832	18,319	72,834	73,572

Income before taxes	10,701	8,114	26,968	35,505
Income taxes	3,505	2,965	9,103	12,565

Net income	$7,196	$5,149	$17,865	$22,940

Basic earnings per share	$0.25	$0.17	$0.61	$0.73
Diluted earnings per share	$0.24	$0.17	$0.60	$0.72
Dividends paid per share	$0.075	$0.075	$0.300	$0.300

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	June 30,
	2004	2004	2004
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,877, $25,128 and $16,306, respectively)	$1,788,141	$1,794,576	$1,708,032
Loans held for sale	65,910	17,852	20,345
Securities	226,122	229,524	224,737
Margin accounts	14,308	14,427	13,950
Other interest-earning assets	26,447	26,368	28,031
Total interest-earning assets	2,120,928	2,082,747	1,995,095
Total assets	2,257,697	2,216,353	2,127,558
Certificates of deposit	820,739	791,591	748,365
Interest-bearing checking, demand and savings accounts	619,847	610,603	620,608
Other-interest bearing liabilities	447,762	451,931	395,917
Total interest-bearing liabilities	1,888,348	1,854,125	1,764,890
Noninterest-bearing deposits	82,719	76,297	73,845
Total noninterest-bearing liabilities	118,727	112,791	116,177
Total liabilities	2,007,075	1,966,898	1,881,067
Shareholders’ equity	250,620	249,455	246,491
Common shares outstanding for basic EPS calculation	28,724	28,629	28,537
Common shares outstanding for diluted EPS calculation	29,114	29,031	29,007

SUPPLEMENTAL LOAN DATA:

Loans originated	$270,835	$300,806	$394,895
Loans purchased	74,947	48,910	43,810
Loans sold	49,750	49,151	71,133
Loan chargeoffs	7,885	404	419
Recoveries on loans	317	36	68

	As of	As of	As of
	December 31,	September 30,	June 30,
	2004	2004	2004
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$19,225	$14,432	$12,650
Restructured loans	1,366	1,183	1,075
Other real estate owned	1,682	699	637
Total nonperforming assets	22,273	16,314	14,362
Loans serviced for others	666,997	646,670	642,847
Securities trading, at fair value	32,316	28,827	29,568
Securities available for sale, at fair value	198,404	189,864	198,506
Federal Home Loan Bank stock, at cost	22,842	22,601	22,362

Number of full time equivalent employees	789	804	772

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.36%	8.05%	8.33%
Tier 1 risk-based capital ratio	9.92%	9.41%	9.49%
Total risk-based capital ratio	10.79%	10.66%	10.40%